Exhibit 99.1

WUXI WEIFU AUTOCAM PRECISION MACHINERY CO., LTD.

Financial Statements as of and for the Year Ended December 31, 2016 and Report of Independent Registered Public Accounting Firm

WUXI WEIFU AUTOCAM PRECISION MACHINERY CO., LTD.

CONTENTS	PAGE(S)

Report of Independent Registered Public Accounting Firm	1

Balance Sheets as of December 31, 2016 and 2015	2 - 3

Statements of Comprehensive Income for the Years Ended December 31, 2016, 2015 and Four-Month Period Ended December 31, 2014	4

Statements of Equity for the Years Ended December 31, 2016, 2015 and Four-Month Period Ended December 31, 2014	5

Statements of Cash Flows for the Years Ended December 31, 2016, 2015 and Four-Month Period Ended December 31, 2014	6 - 7

Notes to the Financial Statements	8 - 22

DTT(A)(17)U00010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Wuxi Weifu Autocam Precision Machinery Co., Ltd.

We have audited the accompanying balance sheet of Wuxi Weifu Autocam Precision Machinery Co., Ltd. (the “Company”) as of December 31 2016, and the related statements of operations, comprehensive income, changes in equity, and cash flows for the year ended December 31, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. According, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Wuxi Weifu Autocam Precision Machinery Co., Ltd. as of December 31, 2016 and the results of its operations and its cash flows for the year ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

The accompanying balance sheet of the Company as of December 31, 2015, and the related statements of income, comprehensive income, stockholders’ equity, and cash flows for the year ended December 31, 2015 and for the four-month period ended December 31, 2014 were not audited, reviewed or compiled by us in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, we do not express an opinion on them.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, People’s Republic of China

March 16, 2017

WUXI WEIFU AUTOCAM PRECISION MACHINERY CO., LTD.

BALANCE SHEETS

(All amounts in RMB unless otherwise stated)

	December 31
	2016	2015
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	28,352,964.04	11,833,882.14
Trade receivables, net of allowance for doubtful accounts of nil as of December 31, 2016 and 2015	314,141.44	129,766.82
Amounts due from related parties	115,219,953.56	82,950,149.75
Inventories	62,304,790.61	53,536,999.86
Other current assets	11,132,866.29	11,700,552.59

Total current assets	217,324,715.94	160,151,351.16

Non-current assets:
Property, plant and equipment, net	156,198,077.50	151,698,591.45
Intangible assets, net	202,950.31	18,810.57

Total non-current assets	156,401,027.81	151,717,402.02

Total assets	373,725,743.75	311,868,753.18

(Continued)

See accompanying notes to the financial statements.

WUXI WEIFU AUTOCAM PRECISION MACHINERY CO., LTD.

BALANCE SHEETS

(All amounts in RMB unless otherwise stated)

	December 31
	2016	2015
		(Unaudited)
LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings	20,000,000.00	20,000,000.00
Trade payables	43,504,873.01	29,110,236.20
Amount due to related parties	4,575,558.94	860,907.06
Payroll payable	16,301,156.43	16,024,779.79
Income taxes payable	3,874,194.35	2,821,936.84
Other current liabilities	5,832,627.78	3,719,114.96

Total current liabilities	94,088,410.51	72,536,974.85

Total liabilities	94,088,410.51	72,536,974.85

Commitment and contingencies (note 10)
Equity
Statutory capital	107,278,476.97	107,278,476.97
Retained earnings	172,358,856.27	132,053,301.36

Total equity	279,637,333.24	239,331,778.33

Total liabilities and equity	373,725,743.75	311,868,753.18

See accompanying notes to financial statements.

WUXI WEIFU AUTOCAM PRECISION MACHINERY CO., LTD.

STATEMENTS OF COMPREHENSIVE INCOME

(All amounts in RMB unless otherwise stated)

	Year ended December 31 2016	Year ended December 31 2015	Four months ended December 31 2014
		(Unaudited)	(Unaudited)
Revenue
Products
-Sales to third parties	8,712,281.91	4,630,219.43	1,752,220.63
-Sales to related parties	427,627,264.21	346,669,708.76	110,219,663.50
Total Revenues	436,339,546.12	351,299,928.19	111,971,884.13

Cost of revenues	(295,485,723.58)	(234,042,339.14)	(78,274,109.57)

Gross profit	140,853,822.54	117,257,589.05	33,697,774.56
Selling, general and administrative expenses	(7,324,044.28)	(7,501,687.80)	(5,632,376.42)
Research and development expenses	(25,578,659.82)	(22,049,817.67)	(5,242,693.97)

Income from operations	107,951,118.44	87,706,083.58	22,822,704.17
Interest expense	(512,829.58)	(299,380.79)	(185,979.36)
Other income and expense, net	(421,921.08)	(1,881,497.41)	(501,790.68)

Income before income tax expense	107,016,367.78	85,525,205.38	22,134,934.13
Income tax expense	(16,090,812.87)	(13,176,045.95)	(3,645,808.67)

Net income	90,925,554.91	72,349,159.43	18,489,125.46

Other comprehensive income	—	—	—

Comprehensive income	90,925,554.91	72,349,159.43	18,489,125.46

See accompanying notes to financial statements.

WUXI WEIFU AUTOCAM PRECISION MACHINERY CO., LTD.

STATEMENTS OF EQUITY

(All amounts in RMB unless otherwise stated)

	Statutory Capital	Retained Earnings	Total Equity
Balance at August 31, 2014 (unaudited)	81,930,422.15	114,554,016.47	196,484,438.62
Net income (unaudited)	—	18,489,125.46	18,489,125.46
Dividends paid (unaudited)	—	(31,860,000.00)	(31,860,000.00)

Balance at December 31, 2014 (unaudited)	81,930,422.15	101,183,141.93	183,113,564.08
Net income (unaudited)	—	72,349,159.43	72,349,159.43
Capital contribution (unaudited)	25,348,054.82	—	25,348,054.82
Dividends paid (unaudited)	—	(41,479,000.00)	(41,479,000.00)

Balance at December 31, 2015 (unaudited)	107,278,476.97	132,053,301.36	239,331,778.33
Net income	—	90,925,554.91	90,925,554.91
Dividends paid	—	(50,620,000.00)	(50,620,000.00)

Balance at December 31, 2016	107,278,476.97	172,358,856.27	279,637,333.24

See accompanying notes to financial statements.

WUXI WEIFU AUTOCAM PRECISION MACHINERY CO., LTD.

STATEMENTS OF CASH FLOW

(All amounts in RMB unless otherwise stated)

	Year ended December 31 2016	Year ended December 31 2015	Four months ended December 31 2014
		(Unaudited)	(Unaudited)
Operating activities:
Net income	90,925,554.91	72,349,159.43	18,489,125.46
Adjustments to reconcile net income to
Net cash provided by operating activities:
Depreciation	20,764,534.52	17,399,805.23	6,712,666.89
Disposal of property, plant and equipment	34,368.23	—	—
Amortization of intangible assets	109,549.00	55,067.59	25,674.65
Changes in operating assets and liabilities:
Increase in amounts due from related parties	(32,269,803.81)	(11,658,129.57)	(31,915,512.18)
Decrease (increase) in other current assets	567,686.30	12,310,284.10	(1,677,770.06)
Increase in accounts receivable	(184,374.62)	(106,439.24)	(23,327.58)
(Increase) decrease in inventories	(8,767,790.75)	364,833.25	(7,999,558.51)
Increase (decrease) in amounts due to related parties	4,430,903.48	(8,318,418.93)	5,235,800.84
Increase (decrease) in accounts payables	14,366,956.50	(7,165,358.08)	8,058,463.89
Increase in income taxes payable	1,052,257.51	1,561,416.14	503,208.41
Increase (decrease) in other current liability	2,113,512.82	2,175,314.08	(2,281,695.00)
(Decrease) increase in payroll payable	(439,874.96)	555,768.92	2,896,353.94

Net cash provided by operating activities	92,703,479.13	79,523,302.92	(1,976,569.25)

Investing activities:
Purchase of property, plant and equipment	(25,352,788.80)	(48,502,288.67)	(12,272,068.95)
Purchase of intangible assets	(293,688.74)	—	—
Proceeds from sale of property, plant and equipment	54,400.00	—	—

Net cash used in investing activities	(25,592,077.54)	(48,502,288.67)	(12,272,068.95)

WUXI WEIFU AUTOCAM PRECISION MACHINERY CO., LTD.

STATEMENTS OF CASH FLOW

(All amounts in RMB unless otherwise stated)

	Year ended December 31 2016	Year ended December 31 2015	Four months ended December 31 2014
		(Unaudited)	(Unaudited)
Financing activities:
Capital contribution from investors	—	25,348,054.82	—
Proceeds from short-term bank borrowings	24,091,357.10	20,000,000.00	33,000,000.00
Dividends paid	(50,620,000.00)	(41,479,000.00)	(31,860,000.00)
Repayment of short-term bank borrowings	(24,091,357.10)	(33,000,000.00)	(33,000,000.00)

Net cash used in financing activities	(50,620,000.00)	(29,130,945.18)	(31,860,000.00)

Effect of exchange rate changes on cash	27,680.31	—	—
Net increase (decrease) in cash and cash equivalents	16,519,081.90	1,890,069.07	(46,108,638.20)
Cash and cash equivalents at the beginningof the year	11,833,882.14	9,943,813.07	56,052,451.27

Cash and cash equivalents at the end of the year	28,352,964.04	11,833,882.14	9,943,813.07

Supplemental disclosure of cash flow information:
Income taxes paid	15,038,555.36	11,293,380.70	2,404,394.20
Interest paid	1,052,093.82	1,141,230.01	534,531.56
Supplemental schedule of non-cash investing activities:
Payable for purchase of property, plant and equipment	—	118,776,560.00	14,070,329.03

See accompanying notes to financial statements.

WUXI WEIFU AUTOCAM PRECISION MACHINERY CO., LTD.

December 31, 2016, 2015 (unaudited) and 2014 (unaudited)

Notes to The Financial Statements

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Wuxi Weifu Autocam Preccision Machinery Co., Ltd. (the “Company”) was established in Wuxi, Jiangsu Province, the People’s Republic of China (the “PRC”) by Wuxi Weifu Hi-Technology Co., Ltd. and Autocam Corporation as a joint venture on August 23, 2005 with an operating period of 12 years. The Company principally engages in researching, developing and producing precision automotive parts and components and engine control system; selling self-manufactured products and providing after-sales services.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

(a)	Basis of presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

(b)	Use of estimates

The financial statements are prepared in conformity with US GAAP, which require the use of estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses in the periods presented. Management has made significant estimates in a variety of areas, including but not limited to allowance for doubtful accounts, inventories valuation, useful lives and residual values of long-lived assets and impairment for long-lived assets. The Company believes that the accounting estimates employed are appropriate and the resulting balances are reasonable; however, due to the inherent uncertainties in making estimates, actual results could differ from the original estimates, requiring adjustments to these balances in future periods.

(c)	Foreign currency translation

The Company’s functional and reporting currency is the Renminbi (“RMB”). An entity’s functional currency is the currency of the primary economic environment in which it operates, normally that is the currency of the environment in which it primarily generates and expends cash. Management’s judgment is essential to determine the functional currency by assessing various indicators, such as cash flows, sales price and market, expenses, financing and intercompany transactions and arrangements.

Transactions denominated in currencies other than RMB are translated into RMB at the exchange rates quoted by the People’s Bank of China prevailing at the dates of the transactions. Gains and losses resulting from foreign currency transactions are included in the Statements of Operations and Comprehensive Loss. Monetary assets and liabilities denominated in foreign currencies are translated into RMB using the applicable exchange rates quoted by the People’s Bank of China at the balance sheet date. Nonmonetary assets and liabilities are remeasured into the applicable functional currencies at historical exchange rates. All such exchange gains and losses are included in the Statements of Comprehensive Income.

WUXI WEIFU AUTOCAM PRECISION MACHINERY CO., LTD.

December 31, 2016, 2015 (unaudited) and 2014 (unaudited)

Notes to The Financial Statements

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES - continued

(d)	Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and in banks.

(e)	Allowance of Accounts Receivable

The company regularly review the creditworthiness of our customers, and generally does not require collateral or other security from the customers.

The carrying value of accounts receivable is reduced by an allowance that reflects our best estimate of the amounts that will not be collected. We make estimations of the collectability of accounts receivable. Many factors are considered in estimating the allowance, including but not limited to reviewing delinquent accounts receivable, performing aging analyses and customer credit analyses, and analyzing historical bad debt records and current economic trends. Additional allowance for specific doubtful accounts might be made if our customers are unable to make payments due to their deteriorating financial conditions. The Company has no significant credit risk associated with accounts receivable.

(f)	Inventories

Inventories are stated at lower of cost or net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Raw material and work-in-process are reviewed to determine if inventory quantities are in excess of forecasted usage, or if they have become obsolete. Write-downs are recorded in cost of revenues in the Statements of Comprehensive Income. No inventory write-down was made in the years ended December 31, 2016, 2015 and four-month period ended December 31, 2014.

(g)	Fair value measurements

A three-level valuation hierarchy, based upon observable and unobservable inputs, is used for fair value measurements. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions based on the best evidence available. These three types of inputs create the following fair value hierarchy:

•	Level 1 - Quoted prices for identical instruments in active markets;

•	Level 2 - Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose significant inputs are observable; and

•	Level 3 - Instruments whose significant inputs are unobservable.

Financial instruments are transferred in and/or out of Level 1, 2 or 3 at the beginning of the accounting period in which there is a change in the valuation inputs.

WUXI WEIFU AUTOCAM PRECISION MACHINERY CO., LTD.

December 31, 2016, 2015 (unaudited) and 2014 (unaudited)

Notes to The Financial Statements

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES - continued

(g)	Fair value measurements - continued

The Company believes the fair value of its financial instruments, principally cash and cash equivalents, accounts receivable, amount due from/to related parties, other current assets, short-term borrowings, accounts and notes payable, payroll payable and other current liabilities, approximate their recorded values due to the short-term nature of the instruments or interest rates, which are comparable with current rates.

(h)	Property, plant and equipment, net

Property, plant and equipment are recorded at cost less accumulated depreciation. Major improvements that extend the useful life of property are capitalized. Expenditures for repairs and maintenance are charged to expense as incurred.

The Company’s depreciation method is summarized in the following table:

Category	Depreciation method	Salvage value rate	Estimated useful lives
Machinery and equipment	Straight-line	10%	10 years
Motor vehicles	Straight-line	10%	10 years
Office equipment	Straight-line	10%	5 years

The Company reassesses the reasonableness of the estimates of useful lives and residual values of long-lived assets when events or changes in circumstances indicate that the useful lives and residual values of a major asset or a major category of assets may not be reasonable. Factors that the Company considers in deciding when to perform an analysis of useful lives and residual values of long-lived assets include, but are not limited to, significant variance of a business or product line in relation to expectations, significant deviation from industry or economic trends, and significant changes or planned changes in the use of the assets. The analysis will be performed at the asset or asset category with the reference to the assets’ conditions, current technologies, market, and future plan of usage and the useful lives of major competitors.

(i)	Intangible assets

Intangible assets include computer software and are amortized on a straight-line basis over the expected beneficial periods, ranging from two to five years. The estimated lives of intangible assets are reassessed if circumstances occur that indicate the lives have changed.

(j)	Impairment of long-lived assets

Long-lived assets and intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When events and circumstances warrant, the Company evaluates the carrying value of long-lived assets to be held and used in the business. If the carrying value of a long-lived asset group is considered impaired, a loss is recognized based on the amount by which the carrying value exceeds the fair value for assets to be held and used. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Long-lived assets to be disposed of other than by sale are considered held for use until disposition. No impairment charges recognized for the years ended December 31, 2016, 2015 and four-month period ended December 31, 2014 respectively.

WUXI WEIFU AUTOCAM PRECISION MACHINERY CO., LTD.

December 31, 2016, 2015 (unaudited) and 2014 (unaudited)

Notes to The Financial Statements

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES - continued

(k)	Revenue recognition

The Company recognizes revenues when the following four revenue recognition criteria are met, which is when goods are delivered to and accepted by customers: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the selling price is fixed or determinable, and (iv) collectability is reasonably assured.

Sales consist primarily of revenue generated from the sale of precision automotive parts and components and engine control system. Sales are recorded when title and risks and rewards of ownership have passed to our customers.

(l)	Cost of revenues

Cost of products consists of the purchase price of raw materials, electricity and other utilities, consumables, direct labor, overhead costs, depreciation of property, plant and equipment and inbound shipping charges, as well as inventory write-downs.

(m)	Research and development costs

Research and development costs are expensed when incurred. Expenditures for research activities relating to product development and improvement are charged to expense as incurred. Such expenditures amounted to RMB25,578,659.82, RMB22,049,817.67 and RMB5,242,693.97 for the years ended December 31, 2016, 2015, and four-month period ended December 31, 2014 respectively.

(n)	Income taxes

The Company uses the asset and liability method in accounting for income taxes. Deferred tax assets and liabilities are recorded for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, using the statutory tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date under the law. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such asset will be realized.

The Company recognizes a tax benefit associated with an uncertain tax position when, in management’s judgment, it is more likely than not that the position will be sustained upon examination by a taxing authority. The Company has elected to classify interest and penalties related to an uncertain tax position, if any and when required, as general and administrative expenses. During 2016, 2015 and four-month period ended December 31, 2014, the Company did not record any interest and penalties associated with uncertain tax positions as there were no uncertain tax positions.

WUXI WEIFU AUTOCAM PRECISION MACHINERY CO., LTD.

December 31, 2016, 2015 (unaudited) and 2014 (unaudited)

Notes to The Financial Statements

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES - continued

(o)	Restricted reserves

Pursuant to laws applicable to entities incorporated in the PRC, the Company and its subsidiaries must make appropriations from after-tax profit to a surplus reserve fund, enterprise expansion fund and staff welfare fund. The amount allocated to each of these funds is at the discretion of the Company’s board of directors, who has determined that an annual appropriation of 15% of after-tax profit, after offsetting accumulated losses from prior years, is to be made to each of the funds for the years ended December 31, 2016 and 2015.

The reserve fund can only be used for specific purpose of offsetting future losses, enterprise expansion and not distributable as cash dividends and amounted to RMB60,920,156.93 and RMB47,281,323.69 as of December 31, 2016 and 2015 respectively. In addition, due to the restrictions on the distribution of statutory capital from the Company, statutory capital of RMB107,278,476.97 as of December 31, 2016 is considered restricted. As a result of these PRC laws and regulations, as of December 31, 2016, approximately RMB168,198,633.90 is not available for distribution in the form of dividends, loans or advances.

(p)	Concentration of credit risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable.

The Company places cash and cash equivalents with financial institutions with high credit ratings and quality.

The Company conducts credit evaluations of customers and generally does not require collateral or other security from the customers.

(q)	Recent accounting pronouncement

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09. This update is intended to improve the financial reporting requirements for revenue from contracts with customers by providing a principle based approach. The core principle of the standard is that revenue should be recognized when the transfer of promised goods or services is made in an amount that the entity expects to be entitled to in exchange for the transfer of goods and services. The update also requires disclosures enabling users of financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The FASB has recently issued several amendments to the standard, including clarification on principal versus agent considerations, accounting for licenses of intellectual property and identifying performance obligations. The amendments in this ASU are effective for annual reporting periods beginning after December 15, 2018 (early adoption permitted after December 15, 2018) for non-public companies. The Company is in the process of evaluating the impact of adoption of this guidance on its financial statements.

WUXI WEIFU AUTOCAM PRECISION MACHINERY CO., LTD.

December 31, 2016, 2015 (unaudited) and 2014 (unaudited)

Notes to The Financial Statements

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES - continued

(q)	Recent accounting pronouncement – continued

In July 2015, FASB issued Accounting Standards Update 2015-11 Inventory (Topic 330): Simplifying the Measurement of Inventory. An entity should measure inventory within the scope of this Update at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Subsequent measurement is unchanged for inventory measured using LIFO or the retail inventory method. The Company early adopted the ASU 2015-11 as of January 1, 2016.

In November 2015, FASB issued Accounting Standards Update 2015-17 Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. The amendments in this Update require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The amendments in this Update apply to all entities that present a classified statement of financial position. For non-public business entities, the amendments in this Update are effective for financial statements issued for annual periods beginning after December 15, 2017 (early adoption permitted). The amendments in this Update may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. Management is in the process of evaluating the impact, if any, of the standard on its financial statements.

In January 2016, the FASB issued a new pronouncement ASU 2016-01 which is intended to improve the recognition and measurement of financial instruments. Under this updated standard, entities must measure equity investments at fair value and recognize changes in fair value in net income. For equity investments without readily determinable fair values, entities have the option to either measure these investments at fair value or at cost adjust for changes in observable prices less impairment. The updated guidance does not apply to equity method investments or investments in consolidated subsidiaries. The new guidance is effective for non-public companies for fiscal years beginning after December 15, 2018(early adoption permitted). The Company does not expect the adoption of this guidance will have a significant effect on the Company’s financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The guidance supersedes existing guidance on accounting for leases with the main difference being that operating leases are to be recorded in the statement of financial position as right-of-use assets and lease liabilities, initially measured at the present value of the lease payments. For operating leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities. For non-public business entities, the guidance is effective for fiscal years beginning after December 15, 2019 (early adoption permitted). In transition, entities are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The Company is in the process of evaluating the impact that this pronouncements on its financial statements.

WUXI WEIFU AUTOCAM PRECISION MACHINERY CO., LTD.

December 31, 2016, 2015 (unaudited) and 2014 (unaudited)

Notes to The Financial Statements

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES - continued

(q)	Recent accounting pronouncement – continued

In August, 2016, the FASB issued a new pronouncement ASU 2016-15, which makes eight targeted changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. For non-public companies, the guidance in the ASU is effective for fiscal years beginning after December 15, 2018 (early adoption permitted). Entities must apply the guidance retrospectively to all periods presented but may apply it prospectively from the earliest date practicable if retrospective application would be impracticable. The Company is in the process of evaluating the impact of adoption of this pronouncements on its financial statements.

In November 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”), which enhances and clarifies the guidance on the classification and presentation of restricted cash in the statement of cash flows. The new guidance is effective for non-public companies for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The new guidance permits early adoption. Management is in the process of evaluating the impact of the standard on its financial statements.

3.	INVENTORIES

The following table summarizes the components of inventory.

	As of December 31
	2016	2015
Raw materials	39,993,854.09	32,641,551.80
Work in progress	8,850,215.67	10,907,877.38
Finished goods	13,460,720.85	9,987,570.68

Total inventories	62,304,790.61	53,536,999.86

Management believes that no provision for decline in value of inventories needs to be provided at the year end.

WUXI WEIFU AUTOCAM PRECISION MACHINERY CO., LTD.

December 31, 2016, 2015 (unaudited) and 2014 (unaudited)

Notes to The Financial Statements

4.	OTHER CURRENT ASSETS

The following table summarizes the components of other current assets.

	As of December 31
	2016	2015
Advance to supplier	11,078,991.08	11,540,927.32
Other receivables	53,875.21	159,625.27

Total other current assets	11,132,866.29	11,700,552.59

5.	PROPERTY, PLANT AND EQUIPMENT, NET

The following table summarizes the components of property, plant and equipment.

	As of December 31
	2016	2015
Machinery and equipment	235,271,249.14	191,864,503.47
Motor Vehicles	1,419,975.58	1,662,756.79
Office equipment	16,144,100.57	14,855,577.65
Leasehold improvements	4,701,243.15	3,875,360.30

Total	257,536,568.44	212,258,198.21
Accumulated depreciation	(107,752,818.42)	(87,761,027.12)

Subtotal	149,783,750.02	124,497,171.09
Construction in progress	6,414,327.48	27,201,420.36

Total property, plant and equipment, net	156,198,077.50	151,698,591.45

For the years ended December 31, 2016, 2015 and four-month period ended December 31, 2014, depreciation expense was RMB20,764,534.52, RMB17,399,805.23 and RMB 6,712,666.89 of which about 99.64%, 99.51% and 99.27% were charged to cost of sales and 0.36%, 0.49% and 0.74% to selling, general and administrative expenses for the years ended December 31, 2016, 2015, and four-month period ended December 31 2014, respectively. Management believes that no impairment needs to be provided for fixed assets at the year end.

WUXI WEIFU AUTOCAM PRECISION MACHINERY CO., LTD.

December 31, 2016, 2015 (unaudited) and 2014 (unaudited)

Notes to The Financial Statements

6.	INTANGIBLE ASSETS, NET

Intangible assets include computer software, summarized as follows.

	As of December 31
	2016	2015
Computer software	766,949.99	473,261.25
Accumulated amortization	(563,999.68)	(454,450.68)

Total intangible assets, net	202,950.31	18,810.57

For the years ended December 31, 2016, 2015 and four-month period ended December 31 2014, amortization expense was RMB109,549.00, RMB55,067.59 and RMB25,674.65 of which were charged to general and administrative expenses for the years ended December 31, 2016 and 2015, and four-month ended December 31 2014, respectively.

Management believes that no impairment needs to be provided for intangible assets at the year end.

7.	SHORT-TERM BORROWINGS

	As of December 31
	2016	2015
Unsecured	20,000,000.00	20,000,000.00

The credit loan was borrowed from Jiang Su Bank Wuxi Branch and there is no guarantee on the loan balance.

The weighted average interest rates on the short-term bank borrowings were 4.35% and 5.35% for the years ended December 31, 2016 and 2015, respectively. The loan will mature as of March 1, 2017.

WUXI WEIFU AUTOCAM PRECISION MACHINERY CO., LTD.

December 31, 2016, 2015 (unaudited) and 2014 (unaudited)

Notes to The Financial Statements

8.	INCOME TAX EXPENSE

The income tax rate is 15% since the entity was regarded as high-tech company.

Income tax expense is summarized as follows:

	Year ended December 31 2016	Year ended December 31 2015	Four months ended December 31 2014
	RMB	RMB	RMB
Current income tax expense	16,090,812.87	13,176,045.95	3,645,808.67

Total income tax expense	16,090,812.87	13,176,045.95	3,645,808.67

A reconciliation of the provisions for income taxes with amounts determined by applying the statutory income tax rate to income before income tax is as follows.

	Year ended December 31 2016	Year ended December 31 2015	Four months ended December 31 2014
	RMB	RMB	RMB
Statutory income tax rate	15%	15%	16%
Computed tax at the statutory tax rate	16,052,455.17	12,828,780.81	4,427,502.12
Effect of expenses that are not deductible in determining taxable profit	109,444.18	14,360.39	—
Effect of expenses adjusted for prior year	(71,086.48)	332,904.75	(781,693.45)

Income tax expense	16,090,812.87	13,176,045.95	3,645,808.67

Effective income tax rate	15%	15%	16%

9.	RELATED PARTY TRANSACTIONS AND BALANCES

(1)	The relationship between the Company and related party are as follows:

Name	Relationship with the Company
Wuxi Weifu Hi-Technology Co., Ltd.	Investor
Autocam Corporation	Investor
Weifu Mashan Pump Glib Co., Ltd.	Subsidiary of Investor
United Automotive Electronic Systems Co., Ltd.	Subsidiary of Investor
Wuxi Weifu International Trade Co., Ltd.	Subsidiary of Investor
Wuxi Weifu Schmidt Power System Spare Parts Co., Ltd.	Subsidiary of Investor
Autocam (China) Automotive Components Co., Ltd.	Subsidiary of Investor
Wuxi Weifu Automotive Diesel Systems Co., Ltd	Subsidiary of Investor
Weifu Environmental protection Cayalyst Co., Ltd	Subsidiary of Investor

WUXI WEIFU AUTOCAM PRECISION MACHINERY CO., LTD.

December 31, 2016, 2015 (unaudited) and 2014 (unaudited)

Notes to The Financial Statements

9.	RELATED PARTY TRANSACTIONS AND BALANCES - continued

(2)	Significant transactions between the Company and related parties in the year:

(a)	Sales and purchases

Sales and purchases between the Company and its related parties were as follows:

	Year ended December 31 2016	Year ended December 31 2015	Four months ended December 31 2014
	RMB	RMB	RMB
Sales:
United Automotive Electronic Systems Co., Ltd.	372,986,849.62	309,728,240.95	101,862,944.59
Wuxi Weifu International Trade Co., Ltd.	21,620,109.27	21,330,008.20	2,719,884.91
Wuxi Weifu Automotive Diesel Systems Co.,Ltd	11,230,758.00	5,666,492.88	1,476,780.00
Wuxi Weifu Hi-Technology Co., Ltd.	15,716,216.48	8,991,736.79	4,101,077.40
Wuxi Weifu Schmidt Power System Spare Parts Co., Ltd.	6,067,625.35	831,430.44	—
Weifu Mashan Pump Glib Co., Ltd.	5,705.49	121,799.50	58,976.60

Total	427,627,264.21	346,669,708.76	110,219,663.50

	Year ended December 31 2016	Year ended December 31 2015	Four months ended December 31 2014
	RMB	RMB	RMB
Purchase:
Wuxi Weifu International Trade Co., Ltd.	41,288,742.59	37,121,469.96	14,758,468.07
Wuxi Weifu Hi-Technology Co., Ltd.	4,782,300.69	2,880,077.16	—
Wuxi Weifu Schmidt Power System Spare Parts Co., Ltd.	1,885,394.40	1,603,886.13	898,018.89
Autocam Corporation	964,532.27	1,097,700.46	303,010.90

Total	48,920,969.95	42,703,133.71	15,959,497.86

WUXI WEIFU AUTOCAM PRECISION MACHINERY CO., LTD.

December 31, 2016, 2015 (unaudited) and 2014 (unaudited)

Notes to The Financial Statements

9.	RELATED PARTY TRANSACTIONS AND BALANCES - continued

(2)	Significant transactions between the Company and related parties in the year - continued:

(b)	Others

Details of purchase of machinery and software from the related party were as follows:

	Year ended December 31 2016	Year ended December 31 2015	Four months ended December 31 2014
	RMB	RMB	RMB
Autocam Corporation	183,360.37	31,551.97	—

Details of general expense occurred with related parties by were as follows:

	Year ended December 31 2016	Year ended December 31 2015	Four months ended December 31 2014
	RMB	RMB	RMB
Autocam Corporation	900,325.37	1,831,956.69	521,665.07
Wuxi Weifu Hi-Technology Co., Ltd.	654,512.18	560,546.08	163,917.42
Autocam (China) Automotive Components Co., Ltd.	97,747.99	135,104.00	48,983.66

Total	1,652,585.54	2,527,606.77	734,566.15

WUXI WEIFU AUTOCAM PRECISION MACHINERY CO., LTD.

December 31, 2016, 2015 (unaudited) and 2014 (unaudited)

Notes to The Financial Statements

9.	RELATED PARTY TRANSACTIONS AND BALANCES - continued

(2)	Significant transactions between the Company and related parties in the year - continued:

(c)	Balances due from/to related parties

Accounts	Name of the related parties	31/12/2016	31/12/2015
		RMB	RMB
Amount due from related parties
-Accounts receivables
	United Automotive Electronic Systems Co., Ltd.	54,259,344.08	72,708,165.66
	Autocam (China) Automotive Components Co., Ltd	14,362.92	1,277,920.38
	Wuxi Weifu Hi-Technology Co., Ltd.	2,537,687.15	711,835.44
	Wuxi Weifu International Trade Co., Ltd.	3,572,227.14	3,062,345.08
	Wuxi Weifu Automotive Diesel Systems Co., Ltd.	3,086,444.08	1,153,139.46
	Wuxi Weifu Schmidt Power System Spare Parts Co., Ltd.	8,253,924.12	480,995.88

	Total	71,723,989.49	79,394,401.90

-Other receivables
	Autocam (China) Automotive Components Co., Ltd	220,627.51	2,695,146.39
	Wuxi Weifu Schmidt Power System Spare Parts Co., Ltd.	2,486,196.48	825,540.06
	Wuxi Weifu Hi-Technology Co., Ltd.	35,061.40	35,061.40

	Total	2,741,885.39	3,555,747.85

-Note receivables
	United Automotive Electronic Systems Co., Ltd.	40,733,401.63	—

-Advance to supplier
	Autocam Corporation	20,677.05	—

Total		115,219,953.56	82,950,149.75

WUXI WEIFU AUTOCAM PRECISION MACHINERY CO., LTD.

December 31, 2016, 2015 (unaudited) and 2014 (unaudited)

Notes to The Financial Statements

9.	RELATED PARTY TRANSACTIONS AND BALANCES - continued

(2)	Significant transactions between the Company and related parties in the year - continued:

(c)	Balances due from/to related parties - continued

Accounts	Name of the related parties	31/12/2016	31/12/2015
		RMB	RMB
Amount due to related parties
-Accounts payables
	Wuxi Weifu International Trade Co., Ltd	2,093,481.59	—
	Wuxi Weifu Schmidt Power System Spare Parts Co., Ltd.	2,130,795.19	—
	Autocam (China) Automotive Components Co., Ltd.	7,870.17	—
	Autocam Corporation	3,793.72	103,287.07

	Total	4,235,940.67	103,287.07

-Other payables
	Autocam Corporation	7,064.39	7,064.39
	Wuxi Weifu Hi-Technology Co., Ltd.	—	34,304.00

		7,064.39	41,368.39

-Payroll payable
	Autocam Corporation	332,553.88	716,251.60

Total		4,575,558.94	860,907.06

WUXI WEIFU AUTOCAM PRECISION MACHINERY CO., LTD.

December 31, 2016, 2015 (unaudited) and 2014 (unaudited)

Notes to The Financial Statements

10.	COMMITMENTS AND CONTINGENCIES

a)	Operating lease commitments

The company has entered into leasing arrangements relating to office premises that are classified as operating leases. Future minimum lease payments for non-cancellable operating leases as of December 31, 2016 are as follows:

Year ending December 31, 2016	‘000
2017	1,343
2018	946
2019 and after years	—

Total minimum lease payments	2,289

Rental expense amounted to RMB3,590,854.51, RMB 2,795,898.28 and RMB1,011,965.17 for the years ended December 31, 2016, 2015 and for the four-month period ended December 31, 2014. Rental expense is charged to the Statement of Comprehensive Income when incurred.

b)	Capital commitments

As of December 31, 2016, the Company has entered into purchase commitments for the acquisition of long-lived assets, which have not been recognized in the financial statements. However, the Company was still negotiating with the supplier on the final acquisition scale which would be concluded in 2017. So the capital commitment for 2016 was nil. (2015: RMB 118,776,560.00).

c)	Contingencies

The Company is not currently a party to any pending material litigation or other legal proceeding or claims.

11.	SUBSEQUENT EVENTS

In connection with the presentation of these financial statements, an evaluation of subsequent events was performed through March 16, 2017.

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